                                 United States
                      Securities and Exchange Commission
                             Washington, DC  20549

                   -----------------------------------------

                                 Schedule 13G

                   Under the Securities Exchange Act of 1934

                     (Amendment No. __________________) *

                                     GoTo
                           ------------------------
                               (Name of Issuer)

                         Common Stock, .0001 Par Value
                      -----------------------------------
                         (Title of Class of Securities)

                                 38348T107000
                                 ------------
                                (CUSIP Number)

                               December 31, 1999
                               -----------------
                         (Date of Event which Requires
                           Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [x]  Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting persons' initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NUMBER 38348T107000


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. Of
     Persons (Entities Only)

           Draper Fisher Associates Fund IV, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
           California

--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

        3,221,834

6.   Shared Voting Power

        0

7.   Sole Dispositive Power

        3,221,834

8.   Shared Dispositive Power

        0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

        4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           PN
--------------------------------------------------------------------------------

CUSIP NUMBER 38348T107000


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)

           Draper Fisher Management Company IV, LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

           California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           8,019

6.   Shared Voting Power

           3,221,834

7.   Sole Dispositive Power

           8,019

8.   Shared Dispositive Power

           3,221,834
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           OO
--------------------------------------------------------------------------------

CUSIP NUMBER 38348T107000


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)

           Timothy C. Draper
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

           United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           408,999

6.   Shared Voting Power

           3,623,385

7.   Sole Dispositive Power

           408,999

8.   Shared Dispositive Power

           3,623,385
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           IN
--------------------------------------------------------------------------------

CUSIP NUMBER 38348T107000


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)

           John H.N. Fisher
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

           United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           247,215

6.   Shared Voting Power

           3,472,357

7.   Sole Dispositive Power

           247,215

8.   Shared Dispositive Power

           3,472,357
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           IN
--------------------------------------------------------------------------------

CUSIP NUMBER 38348T107000


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)
     Stephen T. Jurvetson
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

           United States
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           47,347

6.   Shared Voting Power

           3,472,357

7.   Sole Dispositive Power

           47,347

8.   Shared Dispositive Power

           3,472,357
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           IN
--------------------------------------------------------------------------------

CUSIP NUMBER 38348T107000


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)

           Draper Fisher Partners IV, LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [X]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------

4.   Citizenship or Place of Organization

           California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           242,504

6.   Shared Voting Power

           0

7.   Sole Dispositive Power

           242,504

8.   Shared Dispositive Power

           0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           OO
--------------------------------------------------------------------------------

CUSIP NUMBER 38348T107000


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)

           Draper Associates, L.P.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

           California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           139,193

6.   Shared Voting Power

           0

7.   Sole Dispositive Power

           139,193

8.   Shared Dispositive Power

           0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           PN
--------------------------------------------------------------------------------

CUSIP NUMBER 38348T107000


--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)

           Draper Associates, Inc.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

           California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           0

6.   Shared Voting Power

           139,193

7.   Sole Dispositive Power

           0

8.   Shared Dispositive Power

           139,193
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Name of Reporting Persons
     I.R.S. Identification Nos. of
     Persons (Entities Only)

           JABE, LLC
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (see Instructions

     (a) [ ]
     (b) [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

           California
--------------------------------------------------------------------------------
Number of Shares Beneficially Owned By Each Reporting Person With:

5.   Sole Voting Power

           11,835

6.   Shared Voting Power

           0

7.   Sole Dispositive Power

           11,835

8.   Shared Dispositive Power

           0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

           4,326,946
--------------------------------------------------------------------------------
10. Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (see Instructions)

           [ ]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

           9.5%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (see Instructions)

           OO
--------------------------------------------------------------------------------

Item 1(a)  Name of Issuer:  GoTo

Item 1(b)  Address of Issuer's principal executive offices:

             130 W. Union Street, Pasadena, CA  91103

Item 2(a)  Name of person filing:

           Draper Fisher Associates Fund IV, L.P.
           Draper Fisher Management Company IV, LLC
           Timothy C. Draper
           John H.N. Fisher
           Stephen T. Jurvetson
           Draper Fisher Partners IV, LLC
           Draper Associates, L.P.
           Draper Associates, Inc.
           JABE, LLC

Item 2(b)  Address of principal business office or, if none, residence:

             400 Seaport Court, Suite 250, Redwood City, CA  94063

Item 2(c)  Citizenship:

           Draper Fisher Associates Fund IV, L.P.        California
           Draper Fisher Management
             Company IV, LLC                            California
           Timothy C. Draper                            United States
           John H.N. Fisher                             United States
           Stephen T. Jurvetson                         United States
           Draper Fisher Partners IV, LLC               California
           Draper Associates, L.P.                      California
           Draper Associates, Inc.                      California
           JABE, LLC                                    California

Item 2(d)  Title of class of securities:      Common Stock

Item 2(e)  CUSIP No.:       38348T107000

Item 3. If this statement is filed pursuant to (S) 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)   [ ]   Broker or dealer registered under section 15 of the act (15
                 u.s.c. 78o).

     (b)   [ ]   Bank as defined in section 3(a)(6) of the act (15 u.s.c. 78c).

     (c)   [ ]   Insurance company as defined in section 3(a)(19) of the act (15
                 u.s.c. 78c).

     (d)   [ ]   Investment company registered under section 8 of the investment company act of 1940 (15 u.s.c. 80a-8).

     (e)   [ ]   An investment adviser in accordance with (S) 240.13d-
                 1(b)(1)(ii)(e);

     (f)   [ ]   An employee benefit plan or endowment fund in accordance with
                 (S) 240.13d-1(b)(1)(ii)(f);

     (g)   [ ]   A parent holding company or control person in accordance with
                 (S) 240.13d-1(b)(1)(ii)(g);

     (h)   [ ]   A savings association as defined in section 3(b) of the federal deposit insurance act (12 u.s.c. 1813);

     (i)   [ ]   A church plan that is excluded from the definition of an
                 investment company under section 3(c)(14) of the investment company act of 1940 (15 u.s.c. 80a-3);

     (j)   [ ]   Group, in accordance with (S) 240.13d-1(b)(1)(ii)(j).

Item 4. Ownership. Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     See rows 5 through 11 of cover pages.

 Item 5.   Ownership of Five Percent or Less of a Class.

                 Not Applicable.

 Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

                 Not Applicable.

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                 Not Applicable.

 Item 8.   Identification and Classification of Members of the Group.

                 Not Applicable.

 Item 9.   Notice of Dissolution of Group.

                 Not Applicable.

 Item 10.  Certifications.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were required were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2000             Draper Fisher Associates Fund IV, L.P.

                                     By:  /s/ Tim Draper
                                        ------------------------------
                                        Name: Tim Draper
                                        Title: Managing Director

                                     Draper Fisher Management
                                     Company IV, LLC

                                     By:  /s/ Tim Draper
                                        ------------------------------
                                        Name: Tim Draper
                                        Title: Managing Director

                                        /s/ Tim Draper
                                     ------------------------------------
                                     Timothy C. Draper

                                        /s/ John Fisher
                                     ------------------------------------
                                     John H.N. Fisher

                                        /s/ Stephen T. Jurvetson
                                     ------------------------------------
                                     Stephen T. Jurvetson

                                     Draper Fisher Partners IV, LLC

                                     By: /s/ Tim Draper
                                        ---------------------------------
                                        Name: Tim Draper
                                        Title: Managing Director

                                     Draper Associates, L.P.

                                     By:  /s/ Tim Draper
                                        ---------------------------------
                                        Name: Tim Draper
                                        Title: Managing Director

                                     Draper Associates, Inc.

                                     By: /s/ Tim Draper
                                        ---------------------------------
                                        Name: Tim Draper
                                        Title: Managing Director

                                     JABE, LLC

                                     By: /s/ Tim Draper
                                        ---------------------------------
                                        Name: Tim Draper
                                        Title: Managing Director

                                 Exhibit Index

Exhibit    Description

99.1       Statement pursuant to Rule 13d-1(k)(1)(iii), filed herewith

                                       15